                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 6, 1998

                        Commission file number 333-29141


                               MMI PRODUCTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                    74-1622891
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


                         515 West Greens Road, Suite 710
                              Houston, Texas 77067
                    (Address of Principal Executive Offices)

                                 (281) 876-0080
              (Registrant's telephone number, including area code)

                               MMI PRODUCTS, INC.
                                      INDEX

                                                                                                                  Page

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

        (a)  Financial Statements of Business Acquired

             Report of Independent Auditors                                                                        3
             Consolidated Balance Sheet as of July 31, 1998                                                        4
             Consolidated Statement of Income for the Ten Month Period Ended July 31, 1998                         5
             Consolidated Statement of Stockholders' Equity for the Ten Month Period Ended July 31, 1998           6
             Consolidated Statement of Cash Flows for the Ten Month Period Ended July 31, 1998                     7
             Notes to Consolidated Financial Statements                                                            8

        (b)  Pro Forma Financial Information                                                                       12

             Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of October 3, 1998                      13
             Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Nine Month Period
               Ended October 3, 1998                                                                               14
             Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Year Ended
               January 3, 1998                                                                                     15
             Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements                              16

        (c)  Exhibits

             None

                         REPORT OF INDEPENDENT AUDITORS



The Stockholders
Security Fence Supply Co., Inc.

We have audited the accompanying consolidated balance sheet of Security Fence Supply Co., Inc. and subsidiary as of July 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the ten-month period ended July 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Fence Supply Co., Inc. and subsidiary at July 31, 1998, and the consolidated results of its operations and its cash flows for the ten-month period ended July 31, 1998, in conformity with generally accepted accounting principles.


                                                        /s/ ERNST & YOUNG LLP


Houston, Texas
October 1, 1998, except for Note 6,
as to which the date is October 6, 1998

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  JULY 31, 1998
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                 ASSETS

Current assets:
  Cash                                                                $  1,213
  Accounts receivable, net of allowance of $59                           3,539
  Accounts receivable from related parties                                 673
  Inventories                                                            3,777
  Deferred income taxes                                                    114
                                                                      --------
           Total current assets                                          9,316
Property, plant and equipment:
  Land                                                                     986
  Buildings and improvements                                             3,103
  Machinery and equipment                                                4,867
                                                                      --------
                                                                         8,956
  Less accumulated depreciation                                          3,573
                                                                      --------
                                                                         5,383
Other assets                                                                15
                                                                      --------
           Total assets                                               $ 14,714
                                                                      ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                    $  2,333
  Accrued payroll and bonuses                                              938
  Accrued liabilities                                                      633
                                                                      --------
           Total current liabilities                                     3,904

Deferred income taxes                                                       33
Commitments and contingencies

Stockholders' equity:
  Common stock, no par value; 1,000 shares authorized,
   issued, and outstanding                                                  50
  Retained earnings                                                     10,727
                                                                      --------
           Total stockholders' equity                                   10,777
                                                                      --------
           Total liabilities and stockholders' equity                 $ 14,714
                                                                      ========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      TEN-MONTH PERIOD ENDED JULY 31, 1998
                                 (IN THOUSANDS)


               Net sales                               $ 24,884
               Cost of sales                             19,659
                                                       --------
                   Gross profit                           5,225

               Selling, general and
                administrative expenses                   2,939

               Other (income) expense:
                   Interest income                          (28)
                   Interest expense                          11
                   Other income                            (146)
                                                       --------
                                                           (163)
                                                       --------
               Income before income taxes                 2,449

               Provision for income taxes                   960
                                                       --------
                              Net income               $  1,489
                                                       ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                             Unrealized Gain
                                                               on Available-                       Total
                                                 Common           For-Sale        Retained      Stockholders'
                                                  Stock          Securities       Earnings         Equity
                                                --------     ---------------      --------      -------------

Balance at September 30, 1997                   $     50         $     55         $  9,238        $  9,343
  Sale of available-for-sale investments                              (55)                             (55)
  Net income                                                                         1,489           1,489
                                                --------         --------         --------        --------
Balance at July 31, 1998                        $     50         $    --          $ 10,727        $ 10,777
                                                ========         ========         ========        ========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      TEN-MONTH PERIOD ENDED JULY 31, 1998
                                 (IN THOUSANDS)



OPERATING ACTIVITIES
Net income                                                                           $ 1,489
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation                                                                           438
  Gain on sale of available-for-sale investments                                         (33)
  Provision for losses on obsolete or damaged inventory                                   70
  Provision for losses on accounts receivable                                              7
  Loss on sale of property, plant & equipment                                              2
  Deferred income taxes                                                                  (31)
Changes in operating assets and liabilities:
  Accounts receivable                                                                   (135)
  Accounts receivable from related parties                                               105
  Inventories                                                                         (1,358)
  Accounts payable and accrued liabilities                                               452
  Other assets                                                                             5
                                                                                     -------
Net cash provided by operating activities                                              1,011
INVESTING ACTIVITIES
  Purchase of property, plant and equipment                                             (400)
  Proceeds from sale of property, plant and equipment                                     12
  Proceeds from sale of available-for-sale investments                                   278
                                                                                     -------
Net cash used in investing activities                                                   (110)
FINANCING ACTIVITIES
  Payments on loan from stockholder                                                     (259)
                                                                                     -------
Net cash used in financing activities                                                   (259)
               Net change in cash                                                        642
Cash, beginning of period                                                                571
                                                                                     -------
Cash, end of period                                                                  $ 1,213
                                                                                     =======

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest to a related party                                          $    11
  Cash paid for income taxes                                                         $   764


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JULY 31, 1998

1.         DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

           The consolidated financial statements include the accounts of Security Fence Supply Co., Inc., and its wholly-owned subsidiary Discount Fence Center, Inc. (individually and collectively the "Company"). All intercompany accounts and transactions have been eliminated in the consolidated financial statements. The Company is a manufacturer and distributor of fence products in the residential and commercial construction industries and sells its products primarily to contractors and fence wholesalers located in Maryland and the eastern United States.

Revenue Recognition

           The Company records sales when its products are shipped.

Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

           Inventories are determined using actual cost based on a first-in, first-out (FIFO) basis. Inventories are valued at the lower of FIFO cost or market.

Investments

           The Company determines the appropriate classification of equity securities at the time of purchase and confirms such designation as of the balance sheet date. Marketable equity securities which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale and are stated at fair value with any unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Gains and losses are recognized based on the specific-identification method for equity securities sold.

Property, Plant and Equipment

           Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method using rates based on the estimated useful lives of the related assets. Estimated useful lives used for depreciation purposes are as follows:

           Building and improvements                           15 to 30 years
           Machinery and equipment                              5 to 10 years

Fair Value of Financial Instruments

           The Company considers the recorded value of its monetary assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, and accounts payable, to approximate their respective fair values at July 31, 1998 due to the short-term maturities of these investments.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Concentration of Credit Risk

           Financial instruments that could potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continually evaluates the credit worthiness of its customers and does not require collateral. The Company's two largest customers, one of which is owned by a brother of the majority stockholder, accounted for approximately 12% and 11%, respectively, of net sales for the ten-month period ended July 31, 1998, with the related receivables of $345,000 and $498,000, respectively at July 31, 1998.

Income Taxes

           The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income taxes are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.


2.         INVENTORIES

           Inventories consisted of the following (in thousands):


               Raw materials                               $ 1,613
               Work-in-process                                 354
               Finished goods                                1,880
               Reserve for obsolete or
                 damaged inventory                             (70)
                                                           -------
                                                           $ 3,777
                                                           =======

3.         RELATED PARTY TRANSACTIONS

           The Company had net sales of approximately $3,164,000 for the ten-month period ended July 31, 1998 to fence companies that are owned by brothers of the majority stockholder. At July 31, 1998 accounts receivable due from the two companies totaled $673,000.

           The Company leases certain warehouse and office space from the majority stockholder. Total rental expense to the majority stockholder was approximately $87,000 for the ten-month period ended July 31, 1998.

           During the ten-month period ended July 31, 1998, the Company made principal and interest (8%) payments to the majority stockholder in the amounts of $259,000 and $11,000, respectively, related to a loan from the stockholder. The debt was fully paid as of July 31, 1998.

4.       INCOME TAXES

           The reconciliation of income tax expense computed at the U.S. federal statutory tax rate to the reported income tax expense is as follows for the ten-month period ended July 31, 1998 (in thousands):

           Tax at U.S. statutory rate                                         $ 832
           State and local income taxes, net of federal benefit                 115
           Other, net                                                            13
                                                                              -----
           Total                                                              $ 960
                                                                              =====

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4.         INCOME TAXES - (CONTINUED)

           Significant components of the provision for income taxes were as follows (in thousands):



Current:
  Federal                             $ 811
  State and local                       180
                                      -----
                                        991
Deferred:
  Federal                               (27)
  State and local                        (4)
                                      -----
                                        (31)
                                      -----
                                      $ 960
                                      =====

           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):

Deferred tax liability:
  Tax over book depreciation                                        $ 125
Deferred tax assets:
  Reserve for vacation earned                                          48
  Allowance for doubtful accounts                                      23
  Reserve for obsolete or damaged inventory                            19
  Accrued expenses                                                    116
                                                                    -----
Total deferred tax assets                                             206
                                                                    -----
     Net deferred tax assets                                        $  81
                                                                    =====

5.         COMMITMENTS AND CONTINGENCIES

           The Company is involved in legal actions arising in the ordinary course of business. The Company believes that the various asserted claims and litigation in which it is involved will not materially effect its consolidated financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claims or litigation.

           The Company leases certain warehouse and office space under noncancelable operating leases with initial terms of more than one year. Future minimum lease payments on operating leases are as follows (in thousands):

                           Fiscal Year
                           1999                    $ 114
                           2000                      111
                           2001                       86
                           2002                       61
                           2003 and thereafter        66
                                                   -----
                             Total                 $ 438
                                                   =====

           Total rental expense for the ten-month period ended July 31, 1998 was $158,000.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



6.         SUBSEQUENT EVENT

           On October 6, 1998, pursuant to the terms of a Stock Purchase Agreement, MMI Products, Inc. purchased all of the issued and outstanding common stock of the Company for approximately $24.2 million, subject to certain adjustments.

7.         YEAR 2000 (UNAUDITED)

           The Company's computer programs for its accounting and payroll systems have been written using two digits rather than four to define the applicable year. As a result, these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

           The Company is currently assessing its computer software, hardware, and other systems, including embedded technology, relative to year 2000 compliance and plans to develop a remediation plan in conjunction with MMI Products, Inc. The Company plans to modify or replace the current computer programs for its accounting and payroll systems so that these systems will function properly with respect to dates in the year 2000 and beyond. The Company does not expect any significant disruption on operations in the event that any of its suppliers or customers fail to achieve year 2000 compliance. If the Company is unable to modify or replace the current computer programs for its accounting and payroll systems or complete other remediation efforts that are determined to be necessary, the year 2000 issues could have a material impact on the operations of the Company.

                               MMI PRODUCTS, INC.

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


On October 6, 1998, MMI Products, Inc. (the Company) purchased all of the issued and outstanding stock of Security Fence Supply Co., Inc. (Security) for cash of approximately $24.2 million. Immediately following the purchase, certain real property acquired (valued at approximately $3.6 million) was sold by Security to an entity owned by Security's previous shareholders and leased back to the Company. The net cash outlay of $20.6 million was funded by the Company's revolving credit facility. This acquisition has been accounted for using the purchased method of accounting. The following unaudited pro forma condensed consolidated statements of operations for the nine-month period ended October 3, 1998 and the year ended January 3, 1998 give effect to the purchase as if it had occurred at the beginning of the periods presented.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the results of operations which would have been achieved had the transaction been completed at the beginning of the periods presented, nor is it necessarily indicative of the Company's future results of operations. The unaudited pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the historical consolidated financial statements, including the notes thereto, of the Company and Security.

                               MMI PRODUCTS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 OCTOBER 3, 1998
                                 (IN THOUSANDS)


                                                                           Historical
                                                                  -----------------------------
                                                                       MMI         Security (1)
                                                                  Products, Inc.       Fence       Adjustments        Pro Forma
                                                                  --------------       -----       -----------        ---------

                                     ASSETS
Current assets:
  Cash and cash equivalents                                          $   3,746       $   1,213      $    --            $   4,959
  Accounts receivable, net                                              59,290           3,539           --               62,829
  Accounts receivable from related parties                                --               673           --                  673
  Inventories                                                           59,554           3,777           --               63,331
  Deferred income taxes                                                   --               114           --                  114
  Prepaid expenses and other current assets                              3,328            --             --                3,328
                                                                     ---------       ---------      ---------          ---------
          Total current assets                                         125,918           9,316           --              135,234
Property, plant and equipment, net                                      55,813           5,383         (3,611)(a)
                                                                                                        2,790 (b)         60,375
Intangible assets                                                       17,717            --           12,042 (b)         29,759

Deferred charges and other assets                                        4,417              15           --                4,432
                                                                     ---------       ---------      ---------          ---------
          Total assets                                               $ 203,865       $  14,714      $  11,221          $ 229,800
                                                                     =========       =========      =========          =========



                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                   $  43,393       $   2,333      $    --            $  45,726
  Accrued liabilities                                                   19,045           1,571           --               20,616
  Income taxes payable                                                   2,542            --             --                2,542
  Due to Holding, net                                                    5,102            --             --                5,102
  Current maturities of long-term debt, including
    capital lease obligations                                            1,570            --             --                1,570
                                                                     ---------       ---------      ---------          ---------
          Total current liabilities                                     71,652           3,904           --               75,556
Long-term debt, including capital lease obligations                    140,432            --           20,854 (a)        161,286
Deferred income taxes and other long-term liabilities                    5,837              33          1,144 (b)          7,014

Stockholder's equity (deficit)
  Common stock                                                             252              50            (50)(a)            252
  Additional paid-in capital                                            13,009            --             --               13,009
  Accumulated other comprehensive income
    Additional minimum pension liability, net of tax                      (154)           --             --                 (154)
  Retained earnings (deficit)                                          (27,163)         10,727        (10,727)(a)        (27,163)
                                                                     ---------       ---------      ---------          ---------
          Total stockholder's equity (deficit)                         (14,056)         10,777        (10,777)           (14,056)
                                                                     ---------       ---------      ---------          ---------
          Total liabilities and stockholder's equity (deficit)       $ 203,865       $  14,714      $  11,221          $ 229,800
                                                                     =========       =========      =========          =========



(1) Audited balance sheet as of July 31, 1998.


        The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                               MMI PRODUCTS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                     NINE-MONTH PERIOD ENDED OCTOBER 3, 1998
                                 (IN THOUSANDS)



                                                           Historical
                                              --------------------------------------
                                                      MMI        Security (1)
                                                Products, Inc.      Fence          Adjustments       Pro Forma
                                                --------------      -----          -----------       ---------

Net sales                                         $ 316,551       $  21,966       $    --            $ 338,517
Cost of sales                                       266,448          17,229             (16)(c)
                                                                                        158 (d)        283,819
                                                  ---------       ---------       ---------          ---------
    Gross profit                                     50,103           4,737            (142)            54,698
Selling, general and administrative expenses         23,063           2,709            (618)(e)
                                                                                        215 (f)
                                                                                         85 (g)         25,454
Other (income) expense, net                             (82)           (109)           --                 (191)
                                                  ---------       ---------       ---------          ---------
Income before interest and income taxes              27,122           2,137             176             29,435
Interest expense                                     12,919              11           1,035 (h)         13,965
                                                  ---------       ---------       ---------          ---------
Income before income taxes                           14,203           2,126            (859)            15,470
Provision for income taxes                            5,681             829            (167)(i)          6,343
                                                  ---------       ---------       ---------          ---------
               Net income                         $   8,522       $   1,297       $    (692)         $   9,127
                                                  =========       =========       =========          =========


(1) Reflects results for the nine-month period November 1, 1997 to July 31, 1998 (unaudited).


        The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                               MMI PRODUCTS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED JANUARY 3, 1998
                                 (IN THOUSANDS)



                                                           Historical
                                              --------------------------------------
                                                      MMI        Security (1)
                                                Products, Inc.      Fence          Adjustments       Pro Forma
                                                --------------      -----          -----------       ---------


Net sales                                         $ 346,905      $  28,806       $    --            $ 375,711
Cost of sales                                       295,999         23,066             (15)(c)
                                                                                       227 (d)        319,277
                                                  ---------      ---------       ---------          ---------
    Gross profit                                     50,906          5,740            (212)            56,434
Selling, general and administrative expenses         24,843          3,290             (70)(e)
                                                                                       287 (f)
                                                                                       113 (g)         28,463
Other (income) expense, net                             147           (191)           --                  (44)
                                                  ---------      ---------       ---------          ---------
Income before interest and income taxes              25,916          2,641            (542)            28,015
Interest expense                                     13,018             52           1,342 (h)         14,412
                                                  ---------      ---------       ---------          ---------
Income before income taxes                           12,898          2,589          (1,884)            13,603
Provision for income taxes                            5,161          1,102            (686)(i)          5,577
                                                  ---------      ---------       ---------          ---------
               Net income                         $   7,737      $   1,487       $  (1,198)         $   8,026
                                                  =========      =========       =========          =========


(1) Reflects results for the twelve-month period October 1, 1996 to September 30, 1997 (unaudited).


        The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                               MMI PRODUCTS, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

         The accompanying unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statements of MMI Products, Inc. (the "Company") to give effect to the acquisition described in Note 2 ("Security Fence Supply Co., Inc."). The pro forma condensed consolidated balance sheet assumes the acquisition closed on October 3, 1998. The pro forma condensed consolidated statement of operations assumes the acquisition was consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisition been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical consolidated financial statements of Security Fence Supply Co., Inc. ("Security"), and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the annual period ended January 3, 1998 and Quarterly Report on Form 10-Q for the quarterly period ended October 3, 1998, previously filed with the SEC.

    The Company believes that the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements provide a reasonable basis for presenting all of the significant effects of the Security acquisition (other than any synergies anticipated by the Company, and any nonrecurring charges directly attributable to the purchase and any nonrecurring charges that will result from combining operations), and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma condensed consolidated financial statements.

2.  SECURITY FENCE SUPPLY CO., INC.

         On October 6, 1998, pursuant to the terms of a Stock Purchase Agreement, the Company purchased all the issued and outstanding stock of Security, a Maryland corporation from Messrs. Henry F. Long, Jr. and Henry
    F. Long III for cash of approximately $24.2 million. Immediately following the purchase, the real property acquired (valued at approximately $3.6 million) was sold by Security to an entity owned by the Messrs. Long and leased back to Security for a term of five years at rental rates which approximate the market for such properties. The net cash outlay of $20.6 million was funded by the Company's revolving credit facility which was amended to add Security as a borrower and provide for lower LIBOR margins depending on the Company's defined adjusted earnings from operations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Security have been included in the consolidated results of operations of the Company from the date of acquisition.

3.  ADJUSTMENTS OF HISTORICAL FINANCIAL STATEMENTS

         The following pro forma adjustments have been made to the historical condensed consolidated balance sheet of the Company to reflect the acquisition of Security described in Note 2 effective as of October 3, 1998 and the historical condensed statements of operations as if the acquisition was consummated at the beginning of the periods presented:

    (a) To reflect the acquisition of Security including the elimination of real property sold and subsequently leased back by the Company as part of the acquisition (Note 2) and the borrowings under the Company's revolving credit facility to fund the acquisition.



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

                               MMI PRODUCTS, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS -(CONTINUED)


3.  ADJUSTMENTS OF HISTORICAL FINANCIAL STATEMENTS (CONTINUED)

    (b) To reflect the preliminary purchase price allocation for the estimated fair market value of assets purchased and liabilities assumed.

    (c) To reflect the change in depreciation expense resulting from the purchase accounting step-up from the acquisition. [see (b)].

    (d) To reflect lease expense for real property sold and subsequently leased back by the Company as part of the acquisition, offset by the decrease in depreciation expense for the real property sold [see (a)].

    (e) To reduce expenses for the difference between compensation and benefits of sellers and certain other key Security employees prior to consummation of the acquisition and their compensation and benefits following the acquisition as stipulated in the respective employment agreements with the Company. In addition to the pro forma adjustment, the Company expects incremental savings from the restructuring of the compensation and benefits of certain other Security employees. The Company estimates these savings would have been approximately $110,000 and $330,000, net of the related tax benefit, for the year ended January 3, 1998, and the nine month period ended October 3, 1998, respectively.

    (f) To reflect amortization of goodwill related to the acquisition which is being amortized on a straight-line basis over 40 years.

    (g) To reflect amortization of a non-compete agreement with Henry F. Long III, which is being amortized on a straight-line basis over the term of the agreement, 5 years.

    (h) To reflect interest expense on the borrowings to fund the purchase in excess of historical interest expense. The increase in interest expense is based on the interest rate of the additional borrowings at the time of the acquisition (180 day LIBOR plus 1.5 percent - 6.6875%). The revolving credit facility which funded the additional borrowings provides the Company with the option to maintain revolving balances at the bank's base rate plus .25 percent or designate borrowings for a specified period at LIBOR plus 1.5 percent. A 1/8% change in the underlying interest rate index would cause an approximate $15,000 change (net of tax) to annual net income based on the $20.9 million additional borrowings.

    (i) To reflect the change in consolidated income taxes based on the Company's expected effective tax rate after the acquisition.



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

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned thereunto duly authorized.

                                           MMI PRODUCTS, INC.


Date:  December 18, 1998                   By: /s/ ROBERT N. TENCZAR
                                               ---------------------------------
                                               Robert N. Tenczar, Vice President
                                                  and Chief Financial Officer



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